EX-99.23(d)(23)

Amendment
to
Investment Advisory and Management Agreement
between
JNL Investors Series Trust
and
Jackson National Asset Management, LLC

This Amendment is made as of September 25, 2009, between JNL Investors Series Trust, a Massachusetts business trust (“Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Trust and the Adviser are parties to an Investment Advisory and Management Agreement dated November 1, 2005 (“Agreement”), whereby the Adviser agreed to perform certain investment advisory services, on behalf of the investment Funds listed on Schedule A of the Agreement.

Whereas, the Trust and the Adviser are currently in compliance and will remain in compliance with their respective obligations under Rule 38a-1 under the Investment Company Act of 1940, as amended relating to the Trust and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended relating to the Adviser.

Whereas, pursuant to the reorganization or liquidation of certain Funds from the Trust, the following Funds need to be removed from the Agreement:

Jackson Perspective 5 Fund
Jackson Perspective Index 5 Fund
Jackson Perspective 10 x 10 Fund
Jackson Perspective Optimized 5 Fund
Jackson Perspective VIP Fund
Jackson Perspective S&P 4 Fund
Jackson Perspective Money Market Fund

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Fund and the Adviser agree as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2009, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2009, attached hereto.

3.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL Investors Series Trust	Jackson National Asset Management, LLC

By: /s/ Susan S. Rhee	By: /s/ Mark D. Nerud
Name: Susan S. Rhee	Name: Mark D. Nerud
Title: Vice President, Counsel & Secretary	Title: President

Schedule A
Dated September 25, 2009
(Funds)

Jackson Perspective Total Return Fund

JNL Money Market Fund

Schedule B
Dated September 25, 2009

Fund	Assets	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)

Jackson Perspective Total Return Fund	$0 to $500 million Over $500 million	0.65% 0.60%

JNL Money Market Fund	$0 to $750 million Over $750 million	0.20% 0.18%